Exhibit 99.1

NEWS

CONTACT:     Roger Deacon
UNIVEST CORPORATION OF PENNSYLVANIA
Chief Financial Officer
215-721-2455, DeaconR@univest.net

FOR IMMEDIATE RELEASE

UNIVEST CORPORATION TO BE RENAMED UNIVEST FINANCIAL CORPORATION

SOUDERTON, Pa., December 13, 2018 - Univest Corporation of Pennsylvania (“Univest”) today announced it will change its name to Univest Financial Corporation, effective January 1, 2019. Univest Financial Corporation will remain the parent company of Univest Bank and Trust Co. and will continue to trade as UVSP.

“This is a strategic move for our franchise as we continue to evolve the business and add to our 142-year history,” said Jeff Schweitzer, president and chief executive officer of Univest. “As we have grown over the years, so have the markets we serve as well as the solutions we provide our customers. Today, with our banking, insurance, investment and equipment financing subsidiaries doing business in multiple states, it is time to align our parent company name to reflect our expanding market and emphasize our focus on delivering comprehensive financial solutions.”

Univest is headquartered in Souderton, Montgomery County and has approximately 850 employees. Its subsidiaries, which include Univest Bank and Trust Co., Univest Insurance, Inc., Univest Investments, Inc., Univest Capital, Inc. and Girard Partners, Ltd., serve customers through a network of 50 offices in Pennsylvania, Florida, Maryland, New Jersey and Virginia.

About Univest
Univest (UVSP), including its wholly-owned subsidiary Univest Bank and Trust Co., Member FDIC, has approximately $4.8 billion in assets and $3.6 billion in assets under management and supervision through its Wealth Management lines of business at September 30, 2018. The Corporation and its subsidiaries provide a full-range of financial solutions for individuals, businesses, municipalities and nonprofit organizations in the Mid-Atlantic Region. For more information please visit www.univest.net.

# # #